Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1
Consolidated Financial Statements
Consolidated Balance Sheets	2
Consolidated Statements of Income	3
Consolidated Statements of Changes in Stockholders' Equity	4
Consolidated Statements of Cash Flows	5-6
Notes to Consolidated Financial Statements	7-23

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Calvin B. Taylor Bankshares, Inc.
Berlin, Maryland

    We have audited the accompanying consolidated balance sheets of Calvin B. Taylor Bankshares, Inc. and Subsidiary (the Company) as of December 31, 2009, 2008, and 2007, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Calvin B. Taylor Bankshares, Inc. and Subsidiary as of December 31, 2009, 2008, and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

    We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America, the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 5, 2010, expressed an unqualified opinion.

/s/ Rowles & Company, LLP

Baltimore, Maryland
March 5, 2010

2

Calvin B. Taylor Bankshares, Inc.
and subsidiary
Consolidated Balance Sheets
	December 31,
	2009	2008	2007
Assets
Cash and due from banks	$ 15,117,190	$ 8,769,784	$ 17,428,347
Federal funds sold	28,222,472	26,460,842	23,121,256
Interest-bearing deposits	12,494,003	15,517,115	6,012,482
Investment securities available for sale	42,767,578	33,975,271	24,082,202
Investment securities held to maturity (approximate fair
value of $38,897,082, $33,523,422, and $47,302,194)	38,597,942	32,621,797	46,679,750
Loans, less allowance for loan losses of $637,761,
$707,152, and $195,525	240,061,869	241,430,914	238,076,278
Premises and equipment	6,594,757	6,326,312	6,536,469
Other real estate owned	1,433,000	-	-
Accrued interest receivable	1,292,604	1,704,260	1,693,173
Computer software	135,831	156,372	156,629
Bank owned life insurance	5,089,278	4,914,810	4,720,770
Other assets	1,721,772	725,034	638,317
	$ 393,528,296	$ 372,602,511	$ 369,145,673
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$ 72,431,731	$ 70,652,032	$ 73,357,578
Interest-bearing	240,215,888	221,807,181	215,585,969
	312,647,619	292,459,213	288,943,547
Securities sold under agreements to repurchase	7,048,176	5,742,765	3,426,173
Note payable	48,519	74,046	98,090
Accrued interest payable	192,621	359,673	501,909
Deferred income taxes	1,026,786	1,437,813	1,481,111
Other liabilities	287,282	245,507	219,080
	321,251,003	300,319,017	294,669,910
Stockholders' equity
Common stock, par value $1 per share;
authorized 10,000,000 shares; issued and outstanding
3,000,508 shares at December 31, 2009,
3,048,397 shares at December 31, 2008, and
3,102,510 shares at December 31, 2007	3,000,508	3,048,397	3,102,510
Additional paid-in capital	8,733,438	10,406,403	12,381,413
Retained earnings	58,975,278	56,569,913	57,076,461
	70,709,224	70,024,713	72,560,384
Accumulated other comprehensive income	1,568,069	2,258,781	1,915,379
	72,277,293	72,283,494	74,475,763
	$ 393,528,296	$ 372,602,511	$ 369,145,673

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc.
and subsidiary
Consolidated Statements of Income
	Years Ended December 31,
	2009	2008	2007
Interest and dividend revenue
Loans, including fees	$ 15,962,526	$ 16,582,428	$ 16,645,904
U. S. Treasury and government agency securities	1,605,558	2,243,413	2,811,829
State and municipal securities	45,674	42,336	68,445
Federal funds sold	66,548	732,227	1,919,020
Interest-bearing deposits	158,496	325,396	168,485
Equity securities	63,391	74,843	70,479
Total interest and dividend revenue	17,902,193	20,000,643	21,684,162
Interest expense
Deposits	2,506,433	3,963,962	4,616,037
Borrowings	36,205	58,292	35,803
Total interest expense	2,542,638	4,022,254	4,651,840
Net interest income	15,359,555	15,978,389	17,032,322

Provision for loan losses	850,000	617,526	-
Net interest income after provision for loan losses	14,509,555	15,360,863	17,032,322

Noninterest revenue
Service charges on deposit accounts	987,169	1,092,899	1,022,472
ATM and debit card revenue	533,822	518,859	505,146
Increase in cash surrender value of bank owned life insurance	174,468	194,040	190,511
Miscellaneous revenue	293,167	231,392	214,807
Total noninterest revenue	1,988,626	2,037,190	1,932,936

Noninterest expenses
Salaries	3,717,107	3,681,469	3,563,855
Employee benefits	953,890	989,482	969,305
Occupancy	763,715	753,605	700,092
Furniture and equipment	476,518	464,559	463,582
Deposit insurance premiums	495,406	43,186	33,831
Other operating	2,106,936	2,019,967	1,831,426
Total noninterest expenses	8,513,572	7,952,268	7,562,091

Income before income taxes	7,984,609	9,445,785	11,403,167
Income taxes	2,875,000	3,386,568	4,106,580
Net income	$ 5,109,609	$ 6,059,217	$ 7,296,587

Earnings per common share - basic and diluted	$ 1.69	$ 1.97	$ 2.33

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary
Consolidated Statements of Changes in Stockholders' Equity

					Accumulated
					other
	Common stock		Additional	Retained	comprehensive	Comprehensive
	Shares	Par value	paid-in capital	earnings	income	income

Balance, December 31, 2006	3,149,356	$3,149,356	$ 14,117,732	$ 52,265,370	$ 1,848,483
Net income	-	-	-	7,296,587	-	$ 7,296,587
Unrealized gain on investment
securities available for sale net
of income taxes of $36,578	-	-	-	-	66,896	66,896
Comprehensive income						$ 7,363,483
Common shares repurchased	(46,846)	(46,846)	(1,736,319)	-	-
Cash dividend, $.80 per share	-	-	-	(2,485,496)	-

Balance, December 31, 2007	3,102,510	3,102,510	12,381,413	57,076,461	1,915,379
Net income	-	-	-	6,059,217	-	$ 6,059,217
Unrealized gain on investment
securities available for sale net
of income taxes of $154,135	-	-	-	-	343,402	343,402
Comprehensive income						$ 6,402,619
Common shares repurchased	(54,113)	(54,113)	(1,975,010)	-	-
Cash dividend, $2.15 per share	-	-	-	(6,565,765)	-

Balance, December 31, 2008	3,048,397	3,048,397	10,406,403	56,569,913	2,258,781
Net income	-	-	-	5,109,609	-	$ 5,109,609
Unrealized (loss) on investment
securities available for sale net
of income taxes of ($400,129)	-	-	-	-	(690,712)	(690,712)
Comprehensive income						$ 4,418,897
Common shares repurchased	(47,889)	(47,889)	(1,672,965)	-	-
Cash dividend, $.90 per share	-	-	-	(2,704,244)	-

Balance, December 31, 2009	3,000,508	$3,000,508	$ 8,733,438	$ 58,975,278	$ 1,568,069

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2009	2008	2007

Cash flows from operating activities
Interest and dividends received	$ 18,404,895	$ 19,804,313	$ 20,969,946
Fees and commissions received	1,745,339	1,499,929	1,735,778
Interest paid	(2,709,690)	(4,164,490)	(4,490,056)
Cash paid to suppliers and employees	(9,030,265)	(7,016,197)	(7,005,983)
Income taxes paid	(2,744,434)	(3,657,415)	(4,396,848)
	5,665,845	6,466,140	6,812,837

Cash flows from investing activities
Proceeds from sale of collectible coin	33,410	-	-
Certificates of deposit purchased, net of maturities	3,133,184	(9,483,255)	(3,954,410)
Proceeds from maturities of investments available for sale	24,200,000	19,000,000	29,000,000
Purchase of investments available for sale	(34,149,247)	(28,237,469)	(33,387,809)
Proceeds from maturities of investments held to maturity	26,975,000	29,360,000	37,025,000
Purchase of investments held to maturity	(32,976,024)	(15,274,817)	(27,456,181)
Loans made, net of principal reductions	(938,487)	(3,972,162)	(4,845,160)
Proceeds from sale of equipment	20,900	-	7,549
Purchases of premises, equipment, and computer software	(828,173)	(369,363)	(534,978)
Proceeds from sale of other real estate and repossessed assets	39,509	-	-
	(14,489,928)	(8,977,066)	(4,145,989)

Cash flows from financing activities
Net increase (decrease) in
Time deposits	(289,966)	7,710,096	16,968,141
Other deposits	20,478,372	(4,194,430)	(18,349,354)
Securities sold under agreements to repurchase	1,305,411	2,316,592	(2,197,875)
Payments on note payable	(25,528)	(24,044)	(22,647)
Common shares repurchased	(1,720,854)	(2,029,123)	(1,783,165)
Dividends paid	(2,704,244)	(6,565,765)	(2,485,496)
	17,043,191	(2,786,674)	(7,870,396)

Net increase (decrease) in cash and cash equivalents	8,219,108	(5,297,600)	(5,203,548)

Cash and cash equivalents at beginning of year	35,270,664	40,568,264	45,771,812
Cash and cash equivalents at end of year	$ 43,489,772	$ 35,270,664	$ 40,568,264

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary
Consolidated Statements of Cash Flows
Continued

	Years Ended December 31,
	2009	2008	2007

Reconciliation of net income to net cash provided by
operating activities
Net income	$ 5,109,609	$ 6,059,217	$ 7,296,587

Adjustments to reconcile net income to net cash
provided by operating activities
Provision for loan losses	850,000	617,526	-
Depreciation and amortization	562,670	575,106	570,369
Deferred income taxes	(10,898)	(197,433)	(43,131)
Premium amortization and discount accretion	90,979	(185,294)	(713,664)
Gain on sale of collectible coin	(33,410)	-	-
Loss (gain) on disposition of premises, equipment,
and computer software	(3,301)	4,671	2,172
Gain on sale of other real estate and repossessed assets	(1,203)	-	-
Decrease (increase) in
Accrued interest receivable	411,656	(11,087)	(551)
Cash surrender value of bank owned life insurance	(174,468)	(194,040)	(190,511)
Other assets	(1,010,512)	(86,717)	(8,718)
Increase (decrease) in
Accrued interest payable	(167,052)	(142,236)	161,754
Accrued income taxes	-	-	(247,353)
Other liabilities	41,775	26,427	(14,117)
	$ 5,665,845	$ 6,466,140	$ 6,812,837

Composition of cash and cash equivalents
Cash and due from banks	$ 15,117,190	$ 8,769,784	$ 17,428,347
Federal funds sold	28,222,472	26,460,842	23,121,256
Interest-bearing deposits, except for time deposits	150,110	40,038	18,661
	$ 43,489,772	$ 35,270,664	$ 40,568,264

Supplemental cash flows information:
Non-cash transfers from loans to other real estate owned	$ 1,448,500	$ -	$ -

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

    The consolidated financial statements of Calvin B. Taylor Bankshares, Inc. include the accounts of its wholly owned subsidiary, Calvin B. Taylor Banking Company. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies reflected in these financial statements conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Nature of operations
    Calvin B. Taylor Bankshares, Inc. is a bank holding company. Its subsidiary, Calvin B. Taylor Banking Company, is a financial institution operating primarily in Worcester County, Maryland and Sussex County, Delaware. The Bank is a full-service commercial bank, offering deposit services and loans to individuals, small- to medium-sized businesses, associations and government entities.

Use of estimates
    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash equivalents
    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest-bearing deposits except for time deposits. Federal funds are purchased and sold for one-day periods.

Investment securities
    As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities classified as available-for-sale are recorded at fair value.
    Purchase premiums and discounts are recognized in income revenue using the straight line method over the terms of the securities. Gains and losses on disposal are determined using the specific-identification method.

Loans
    Loans are stated at their outstanding principal amounts less the allowance for loan losses. Interest on loans is accrued and credited to income based on contractual interest rates applied to principal amounts outstanding. The accrual of interest is discontinued when principal or interest is ninety days past due or when the loan is determined to be impaired, unless collateral is sufficient to discharge the debt in full and the loan is in process of collection. When a loan is placed in nonaccruing status, any interest previously accrued but unpaid is reversed from interest revenue. Interest payments received on nonaccrual loans may be recorded as cash basis income, or as a reduction of principal, depending on management’s judgment on a loan by loan basis. Accrual of interest may be restored when all principal and interest are current and management believes that future payments will be received in accordance with the loan agreement. The Company does not defer loan origination costs which management has determined to be immaterial.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)

Loans (continued)
    Loans are considered impaired when, based on current information, management considers it unlikely that collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued, although management may categorize a performing loan as impaired based on knowledge of the borrower’s financial condition, devaluation of collateral, or other circumstances that are deemed relevant to loan collection. Impaired loans may have specific reserves allocated to them in the allowance for loan losses.

Allowance for loan losses
    The allowance for loan losses represents an amount which management judges to be adequate to absorb identified and inherent losses in the loan portfolio as of the balance sheet date. Valuation of the allowance is completed no less than quarterly. The determination of the allowance is inherently subjective as it relies on estimates of potential loss related to specific loans, the effects of portfolio trends, and other internal and external factors.
    In determining an adequate level for the allowance, management considers historical loss experience for major types of loans. However, historical data may not be an accurate predictor of loss potential in the current loan portfolio. Management reviews the current portfolio giving consideration to problem loans, delinquencies, the composition of the portfolio, concentrations of credit, and changes in lending products, processes, or staffing. Management considers external factors such as the interest rate environment, competition, current local and national economic trends, and the results of recent independent reviews by auditors and banking regulators.
    The allowance is increased by current period provisions recorded as expense and by recoveries of amounts previously charged-off. The allowance is decreased when loans are charged-off as losses, which occurs when they are deemed to be uncollectible. Provisions for loan losses are made to bring the balance in the allowance to the level established by application of management’s allowance methodology, and may result in an increase or decrease to expense.

Premises and equipment
    Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed under both straight-line and accelerated methods over the estimated useful lives of the assets.

Other real estate owned
    Other real estate owned is comprised of real estate acquired in satisfaction of a loan receivable either by foreclosure or deed taken in lieu of foreclosure. Other real estate owned is recorded at the lower of cost or net realizable value, which is fair value less estimated costs to sell the property. If net realizable value is less than the book value of the related loan at the time of foreclosure, a loan loss is recorded through the allowance for loan losses. Quarterly, the Company reviews net realizable value estimates and records declines in value through expense. Costs to maintain properties, such as maintenance, utilities, taxes and insurance are expensed as they are incurred. Gains or losses resulting from the sale of other real estate owned are included in noninterest expenses.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
 Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)

Computer software
    The Company amortizes software costs over their useful lives using the straight-line method.

Bank owned life insurance
    The Company records increases in cash surrender value of bank owned life insurance as current period income based on projections provided by the underwriting company.

Advertising
    Advertising costs are expensed during the period of the related marketing effort.

Income taxes
    The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income. Tax expense and tax benefits are allocated to the Bank and Company based on their proportional share of taxable income.

Per share data
    Earnings per common share are determined by dividing net income by the weighted average number of common shares outstanding for the period, which was 3,019,867, 3,076,278, and 3,125,761 for the years ended December 31, 2009, 2008, and 2007, respectively.

2.  Cash and Due From Banks

    The Company normally carries balances with other banks that exceed the federally insured limit. Average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were $36,975,474 for 2009, $36,500,123 for 2008, and $38,104,224 for 2007.
    Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Company's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3. Lines of Credit

    The Company has available lines of credit, including overnight federal funds, reverse repurchase agreements and letters of credit, totaling $28,000,000 as of December 31, 2009.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
 Notes to Consolidated Financial Statements

4. Investment Securities

Investment securities are summarized as follows:
	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value
December 31, 2009
Available for sale
U.S. Treasury	$ 38,197,971	$ 950,429	$ -	$ 39,148,400
State and municipal	395,000	5,392	270	400,122
Equity	1,691,841	1,571,962	44,747	3,219,056
	$ 40,284,812	$ 2,527,783	$ 45,017	$ 42,767,578
Held to maturity
U.S. Treasury	$ 25,498,390	$ 254,672	$ 8,999	$ 25,744,063
U.S. Government agency	10,000,000	30,808	650	10,030,158
State and municipal	3,099,552	23,309	-	3,122,861
	$ 38,597,942	$ 308,789	$ 9,649	$ 38,897,082

December 31, 2008
Available for sale
U.S. Treasury	$ 28,309,823	$ 1,408,794	$ -	$ 29,718,617
State and municipal	400,000	5,220	590	404,630
Equity	1,691,841	2,160,183	-	3,852,024
	$ 30,401,664	$ 3,574,197	$ 590	$ 33,975,271
Held to maturity
U.S. Treasury	$ 24,519,603	$ 861,569	$ -	$ 25,381,172
U.S. Government agency	6,999,443	32,657	1,016	7,031,084
State and municipal	1,102,751	8,415	-	1,111,166
	$ 32,621,797	$ 902,641	$ 1,016	$ 33,523,422

December 31, 2007
Available for sale
U.S. Treasury	$ 18,914,290	$ 590,315	$ 1,099	$ 19,503,506
State and municipal	400,000	2,329	912	401,417
Equity	1,691,841	2,485,438	-	4,177,279
	$ 21,006,131	$ 3,078,082	$ 2,011	$ 24,082,202
Held to maturity
U.S. Treasury	$ 35,473,741	$ 587,431	$ -	$ 36,061,172
U.S. Government agency	10,000,000	33,226	209	10,033,017
State and municipal	1,206,009	2,206	210	1,208,005
	$ 46,679,750	$ 622,863	$ 419	$ 47,302,194

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
 Notes to Consolidated Financial Statements

4. Investment Securities (Continued)

    The table below shows the gross unrealized losses and fair value of securities that are in an unrealized loss position as of December 31, 2009, aggregated by length of time that individual securities have been in a continuous unrealized loss position.

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses
U. S. Treasury	$ 1,989,375	$ 8,999	$ -	$ -	$ 1,989,375	$ 8,999
U. S. Government Agency	999,350	650	-	-	999,350	650
State and municipal	109,729	270	-	-	109,729	270
Equity	492,249	44,747	-	-	492,249	44,747
	$ 3,590,703	$ 54,666	$ -	$ -	$ 3,590,703	$ 54,666

    The debt securities for which an unrealized loss is recorded are issues of the U.S. Treasury, Federal Home Loan Bank (a U. S. government agency), and general and highly rated revenue obligations of states and municipalities. The Company has the ability and the intent to hold these securities until they are called or mature at face value. Fluctuations in fair value reflect market conditions, and are not indicative of an other-than-temporary impairment of the investment.
    The equity securities for which an unrealized loss is recorded are issues of community banks located in the same general geographic area as the Company. In the opinion of management, fluctuations in fair value reflect market conditions, and are not indicative of an other-than-temporary impairment of the investment.
    The amortized cost and estimated fair value of debt securities, by contractual maturity and the amount of pledged securities, follow. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	December 31, 2009		December 31, 2008		December 31, 2007
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	cost	value	cost	value	cost	value
Available for sale
Within one year	$ 15,106,388	$ 15,136,254	$ 17,159,259	$ 17,201,296	$ 16,918,515	$ 16,935,694
After one year
through five years	21,490,230	21,822,893	9,554,499	9,960,076	400,000	401,417
After ten years	1,996,353	2,589,375	1,996,065	2,961,875	1,995,775	2,567,812
	$ 38,592,971	$ 39,548,522	$ 28,709,823	$ 30,123,247	$ 19,314,290	$ 19,904,923
Held to maturity
Within one year	$ 16,042,286	$ 16,273,130	$ 13,766,474	$ 14,027,311	$ 16,454,622	$ 16,552,091
After one year
through five years	22,555,656	22,623,952	18,855,323	19,496,111	30,225,128	30,750,103
	$ 38,597,942	$ 38,897,082	$ 32,621,797	$ 33,523,422	$ 46,679,750	$ 47,302,194

Pledged securities	$ 26,269,854	$ 27,142,948	$ 25,023,730	$ 26,891,914	$ 25,231,084	$ 25,682,422

    Investments are pledged to secure deposits of federal and local governments. Pledged securities also serve as collateral for securities sold under agreements to repurchase.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses

    Major classifications of loans are as follows:
	2009	2008	2007
Real estate mortgages
Construction, land development, and land	$ 21,952,873	$ 30,330,261	$ 38,230,033
Residential 1 to 4 family	94,757,873	95,203,258	87,327,448
Second mortgages	2,460,550	2,952,418	3,287,734
Commercial properties	102,476,713	89,302,549	84,568,665
Commercial	16,915,476	21,990,067	22,283,007
Consumer	2,136,145	2,359,513	2,574,916
	240,699,630	242,138,066	238,271,803
Allowance for loan losses	637,761	707,152	195,525
Loans, net	$ 240,061,869	$ 241,430,914	$ 238,076,278

    The rate repricing distribution of the loan portfolio follows:
Immediately	$ 235,500,380	$ 236,027,947	$ 232,518,768
Within one year	995,916	1,967,273	1,878,462
Over one to five years	2,634,299	2,608,201	2,622,311
Over five years	1,569,035	1,534,645	1,252,262
	$ 240,699,630	$ 242,138,066	$ 238,271,803

    The Company makes loans to customers located primarily in the Delmarva region. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

    Transactions in the allowance for loan losses were as follows:
	2009	2008	2007

Beginning balance	$ 707,152	$ 195,525	$ 196,083
Provision charged to operations	850,000	617,526	-
Recoveries	59,478	5,016	5,705
	1,616,630	818,067	201,788
Loans charged off	978,869	110,915	6,263
Ending balance	$ 637,761	$ 707,152	$ 195,525

Calvin B. Taylor Bankshares, Inc.
and Subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (Continued)

    Nonperforming loans are loans past due 90 or more days and still accruing interest plus nonaccrual loans. Nonperforming assets are comprised of nonperforming loans combined with real estate acquired in foreclosure and held for sale (other real estate owned). The following table details the composition of nonperforming assets as of December 31.
	2009	2008	2007
Loans 90 or more days past due and still accruing
Real estate	$ 787,580	$ 4,602,365	$ -
Commercial	-	40,000	9,100
Consumer	-	5,427	-
	787,580	4,647,792	9,100
Nonaccruing loans	1,023,083	199,724	40,916
Total nonperforming loans	1,810,663	4,847,516	50,016

Other real estate owned	1,433,000	-	-
Total nonperforming assets	$ 3,243,663	$ 4,847,516	$ 50,016

Interest not accrued on nonaccruing loans	$ 46,467	$ 6,797	$ 1,509

Interest included in net income on nonaccruing
loans, year-to date	$ 30,492	$ 12,275	$ 2,746

    Included in amounts past due 90 days or more and still accruing at December 31, 2008, was a loan with a principal balance of $4,500,000. As of December 31, 2009, this loan was 53 days past due and still accruing as the Bank continued collection efforts. Late in 2008, the Bank was notified that there is a lien on the property securing this loan that is superior to the Bank’s liens. The Bank was not aware of this lien at the time the loan was originated, and the Bank’s settlement agent did not discover the lien during the title examination process. The Bank has filed a claim with the title company that insured its title and lien priority. The Bank believes the title company will indemnify the Bank for any loss resulting from the superior lien, although there is no guarantee that this will be the case. Management reviews the accrual status of this loan quarterly. As of December 31, 2009, there is $33,438 of accrued interest on this loan that was included in interest income in 2009.
    Management has identified impaired loans with outstanding principal balances totaling $2,901,859 as of December 31, 2009, for which $258,869 was allocated in the allowance for loan losses.
    As of December 31, 2008, management had identified impaired loans with outstanding principal balances totaling $8,888,200, for which $605,405 was allocated in the allowance for loan losses. Included in principal balances of impaired loans was $419,770 which was guaranteed by a government agency.
    As of December 31, 2007, management had identified impaired loans with outstanding principal balances totaling $595,774, for which $138,514 was allocated in the allowance for loan losses. Included in principal balances of impaired loans was $436,802 which was guaranteed by a government agency.

Calvin B. Taylor Bankshares, Inc.
and Subsidiary
 Notes to Consolidated Financial Statements

6. Loan Commitments

    Loan commitments are agreements to lend to customers as long as there is no violation of any conditions of the contracts. Loan commitments generally have interest at current market rates, fixed expiration dates, and may require payment of a fee. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.
    Loan commitments and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company's exposure to loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment.
    Outstanding loan commitments, lines of credit, and letters of credit at December 31, are as follows:
	2009	2008	2007
Loan commitments and lines of credit
Construction and land development	$ 10,231,711	$ 15,218,812	$ 12,582,162
Other	19,038,506	22,245,089	20,941,323
	$ 29,270,217	$ 37,463,901	$ 33,523,485

Standby letters of credit	$ 1,907,736	$ 1,921,878	$ 1,582,050

7. Lease Commitments

    The Company leases the land on which the Route 50 branch in East Berlin is located. Rent expense was $17,083, $16,250, and $15,000 for the years ended December 31, 2009, 2008, and 2007, respectively. The lease obligation, which expires August 31, 2014, requires payments as follows:

Period	Minimum rents
2010	$ 20,333
2011	21,333
2012	22,333
2013	23,333
2014	16,000
$ 103,332

Calvin B. Taylor Bankshares, Inc.
and Subsidiary
 Notes to Consolidated Financial Statements

8. Premises and Equipment and Computer Software

    A summary of premises and equipment and the related depreciation is as follows:
	Estimated useful life	2009	2008	2007
Land		$ 2,104,061	$ 2,092,717	$ 2,092,717
Premises	5 - 50 years	7,196,851	6,745,668	6,642,872
Furniture and equipment	3 - 20 years	3,778,111	3,619,752	3,505,080
		13,079,023	12,458,137	12,240,669
Accumulated depreciation		6,484,266	6,131,825	5,704,200
Net premises and equipment		$ 6,594,757	$ 6,326,312	$ 6,536,469

Depreciation expense		$ 490,776	$ 496,742	$ 490,601

    A summary of capitalized computer software and the related amortization is as follows:
	Estimated useful life	2009	2008	2007
Computer software	3 - 5 years	$ 890,360	$ 839,007	$ 760,900
Accumulated amortization		754,529	682,635	604,271
Net computer software		$ 135,831	$ 156,372	$ 156,629

Amortization expense		$ 71,894	$ 78,364	$ 79,768

9. Interest-bearing deposits
Major classifications of interest-bearing deposits are as follows:
	2009	2008	2007
NOW	$ 58,328,093	$ 48,043,193	$ 51,218,087
Money market	36,559,471	32,039,678	31,719,473
Savings	46,958,194	43,064,214	41,698,409
Time deposits of $100,000 or more	41,858,162	37,375,216	35,860,947
Time deposits of less than $100,000	56,511,968	61,284,880	55,089,053
	$ 240,215,888	$ 221,807,181	$ 215,585,969

The rate repricing distribution of time deposits follows:
Three months or less	$ 41,762,134	$ 47,025,262	$ 31,340,615
Over three through twelve months	42,268,474	41,529,109	51,075,812
Over one through two years	14,339,522	10,105,725	8,533,573
	$ 98,370,130	$ 98,660,096	$ 90,950,000

Calvin B. Taylor Bankshares, Inc.
and Subsidiary
 Notes to Consolidated Financial Statements

10. Securities Sold Under Agreements to Repurchase

    Securities sold under agreements to repurchase represent overnight borrowings from customers. The U.S. government securities that collateralize these agreements are owned by the Company but maintained in the custody of an unaffiliated bank designated by the Company. Additional information follows:
	2009	2008	2007
Maximum month-end amount outstanding	$ 7,941,508	$ 7,112,354	$ 5,740,493
Average amount outstanding	$ 6,527,440	$ 4,792,158	$ 4,248,315
Average rate paid during the year	.50%	1.11%	.69%
Investment securities underlying the agreements
at year end
Carrying value	$ 16,098,916	$ 13,991,966	$ 13,988,225
Estimated fair value	$ 16,200,995	$ 14,548,125	$ 14,318,281

11. Related Party Transactions

    The executive officers and directors of the Company enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. Executive officers and directors make deposits in the Bank, and invest in uninsured non-deposit investment products. They receive the same rates and terms on insured deposit accounts and securities sold under agreements to repurchase as other customers with similar accounts.
	2009	2008	2007
Related party loan activity
Beginning balance	$ 22,097,589	$ 21,633,466	$ 24,719,784
Advances	5,542,120	8,971,905	13,266,800
	27,639,709	30,605,371	37,986,584
Repayments	5,037,155	8,507,782	15,438,533
Other decreases	-	-	914,585
Ending balance	$ 22,602,554	$ 22,097,589	$ 21,633,466

Unfunded loan commitments	$ 2,047,886	$ 1,868,664	$ 1,703,469

Deposit and non-deposit investment balances	$ 6,097,670	$ 5,231,390	$ 5,258,542

    The Company obtains legal services from a law firm in which one of the principal attorneys is also a member of the Board of Directors. Fees charged for these services are at similar rates charged by unrelated law firms for similar legal work. Amounts paid to this related party totaled $83,348, $9,950, and $6,700 during the years ended December 31, 2009, 2008, and 2007, respectively. Increased legal fees in 2009 relate to loan insurance claims and collections.

Calvin B. Taylor Bankshares, Inc.
and Subsidiary
 Notes to Consolidated Financial Statements

12. Note Payable

    In 1999, the Company purchased real estate in Berlin, financing 100% of the purchase price. In 2003, an operations center was constructed on this site. This 6% unsecured note has a final maturity of September, 2011. The note requires principal payments as follows:
2010	$ 27,102
2011	21,417
$ 48,519

13. Profit Sharing Plan

    In 1999, the Company adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Company contributions. Annually, the Board of Directors approves a discretionary contribution in addition to matching 50% of employee contributions to a maximum of 6% of the employee wages.

    The total cost of the profit sharing plan for 2009, 2008, and 2007, was $207,353, $215,571, and $214,557, respectively.

14. Noninterest Expenses

    The components of noninterest other operating expenses follow:
	2009	2008	2007
Advertising	$ 190,461	$ 211,056	$ 177,567
Armored car service	75,446	66,003	64,710
ATM and debit card	255,850	304,737	272,479
Business and product development	77,319	78,757	78,703
Computer software amortization	71,895	78,364	79,768
Computer software maintenance contracts	151,927	148,098	127,959
Correspondent bank fees	79,677	60,666	18,168
Courier service	41,472	34,776	58,594
Director fees	147,650	151,900	149,400
Dues, donations, and subscriptions	81,634	84,872	85,179
Liability insurance	26,018	29,358	36,294
Postage	154,065	165,249	161,595
Professional fees	158,668	81,648	47,206
Stationery and supplies	76,896	95,945	95,854
Telephone	173,792	159,065	152,855
Miscellaneous	344,166	269,473	225,095
	$ 2,106,936	$ 2,019,967	$ 1,831,426

Calvin B. Taylor Bankshares, Inc.
and Subsidiary
 Notes to Consolidated Financial Statements

15. Income Taxes
                        The components of income tax expense are as follows:

	2009	2008	2007
Current
Federal	$ 2,400,641	$ 2,989,883	$ 3,579,068
State	485,257	594,118	570,643
	2,885,898	3,584,001	4,149,711
Deferred	(10,898)	(197,433)	(43,131)
	$ 2,875,000	$ 3,386,568	$ 4,106,580

The components of the deferred taxes are as follows:
Nonaccrual loan interest	$ (7,369)	$ (2,029)	$ (596)
Provision for loan losses	26,749	(201,340)	434
Holding costs of other real estate owned	(23,859)	-	-
Employee benefit	3,653	3,266	(3,805)
Depreciation	(6,027)	(2,214)	(31,395)
Discount accretion	(4,045)	4,884	(7,769)
	$ (10,898)	$ (197,433)	$ (43,131)

The components of the net deferred tax liability are as follows:
Deferred tax assets
Nonaccrual loan interest	$ 9,994	$ 2,625	$ 596
Allowance for loan losses	2,750	29,499	-
Other real estate owned	23,859	-	-
Employee benefit	25,154	28,807	32,073
	61,757	60,931	32,669
Deferred tax liabilities
Allowance for loan losses	-	-	171,841
Depreciation	161,321	167,348	169,562
Discount accretion	12,525	16,570	11,686
Unrealized gain on securities available for sale	914,697	1,314,826	1,160,691
	1,088,543	1,498,744	1,513,780
Net deferred tax liability	$ (1,026,786)	$ (1,437,813)	$ (1,481,111)

A reconciliation of the provision for taxes on income from the statutory federal income tax rates to the effective income tax rates follows:
Statutory federal income tax rate	34.00%	34.00%	34.04%
Increase (decrease) in tax rate resulting from
Tax-exempt income	(2.23)	(1.99)	(1.34)
Non-deductible expenses	0.04	0.04	0.03
State income taxes net of federal income tax benefit	4.22	3.80	3.28
	36.03%	35.85%	36.01%

Calvin B. Taylor Bankshares, Inc.
and Subsidiary
 Notes to Consolidated Financial Statements

16. Fair Value of Financial Instruments

    The Company values investment securities classified as available for sale and other real estate acquired through foreclosure at fair value on a recurring basis. The fair value hierarchy established in the Financial Accounting Standards Board accounting standards codification topic titled Fair Value Measurements defines three input levels for fair value measurement. Level 1 is based on quoted market prices in active markets for identical assets. Level 2 is based on significant observable inputs other than those in Level 1. Level 3 is based on significant unobservable inputs. The Company values US Treasury securities, government agency securities, and an equity investment in an actively traded public utility under Level 1. Municipal debt securities, equity investments in community banks, and other real estate owned are valued under Level 2. The Company has no assets measured at fair value on a recurring basis that are valued under Level 3 criteria. At December 31, 2009, values for available for sale investment securities and other real estate owned measured at fair value on a recurring basis were established as follows:
	Total	Level 1 Inputs	Level 2 Inputs
Investment securities available for sale	$ 42,767,578	$ 39,484,913	$ 3,282,665
Other real estate owned	1,433,000	-	1,433,000
	$ 44,200,578	$ 39,484,913	$ 4,715,665

    The Company does not have the intent to sell any of these securities and deems that it is more likely than not that it will not have to sell any of these securities before recovery of their individual cost bases. The Company is actively marketing other real estate owned and reviews market value of each property quarterly.
    The estimated fair values of the Company's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the Financial Accounting Standards Board and may not be indicative of the net realizable or liquidation values. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	December 31, 2009		December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	amount	value	amount	value	amount	value
Financial assets
Cash and due from banks	15,117,190	15,352,536	8,769,784	9,216,290	17,428,347	18,042,845
Interest-bearing deposits	12,494,003	12,504,729	15,517,115	15,593,003	6,012,482	6,056,125
Investment securities	81,365,520	81,664,660	66,597,068	67,498,693	70,761,952	71,384,396
Loans, net	240,061,869	240,026,291	241,430,914	241,473,232	238,076,278	238,096,729
Financial liabilities
Interest-bearing deposits	240,215,888	240,331,613	221,807,181	222,208,321	215,585,969	215,962,746
Note payable	48,519	48,091	74,046	73,339	98,090	96,201

    The fair value of federal funds sold, noninterest-bearing deposits, and securities sold under agreements to repurchase equals their carrying value.
    The fair value of silver and other collectible coin included with cash is determined based on extrapolation of the value of the remaining coin inventory relative to similar inventory liquidated in 2009.
    The fair value of interest-bearing deposits with other financial institutions is estimated based on quoted interest rates for certificates of deposit with similar remaining terms.
    The fair values of equity securities are determined using market quotations. The fair values of readily marketable debt securities are provided by an independent third party and are based on quoted market price. Debt securities that are not readily marketable are assigned values based on prices from multiple sources, mostly from dealers’ bids and offers.
    The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect for loans of the same class and term. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is net of the allowance for loan losses. It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.
    The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-rate time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

Calvin B. Taylor Bankshares, Inc.
and Subsidiary
 Notes to Consolidated Financial Statements

17. Capital Standards

    The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital adequacy requirements of the Company and the Bank are as follows:
	Company		Bank		To be well	Minimum
	Actual		Actual		capitalized	adequacy
(in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

December 31, 2009
Total risk-based capital	$ 72,034	32.1%	$ 67,462	30.6%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 70,709	31.6%	$ 66,824	30.3%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 70,709	17.7%	$ 66,824	16.9%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2008
Total risk-based capital	$ 71,703	32.5%	$ 66,608	30.8%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 70,025	31.8%	$ 65,901	30.4%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 70,025	18.7%	$ 65,901	17.8%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2007
Total risk-based capital	$ 73,765	33.7%	$ 68,695	32.0%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 72,560	33.1%	$ 68,499	31.9%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 72,560	19.5%	$ 68,499	18.6%	5.0%	4.0%
(to average fourth quarter assets)

    Tier 1 capital consists of common stock, additional paid-in capital, and retained earnings. Total risk-based capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specific risk percentages are applied to each category of asset and off-balance sheet items.

    Failure to meet the capital requirements could affect the Company's ability to pay dividends and accept deposits, and may significantly affect the operations of the Company.

    In the most recent regulatory report, the Company was determined to be well capitalized. Management has no plans that should change the classification of the capital adequacy.

Calvin B. Taylor Bankshares, Inc.
and Subsidiary
 Notes to Consolidated Financial Statements

18. Parent Company Financial Information
Balance Sheets	December 31,
	2009	2008	2007

Assets
Cash and due from banks	$ 26,125	$ 262,013	$ 24,416
Interest-bearing deposits	896,757	871,247	1,022,482
Investment securities available for sale	3,219,056	3,852,024	4,177,279
Investment in subsidiary bank	67,454,505	66,834,104	68,888,764
Premises and equipment	1,176,488	1,203,579	1,230,431
Other assets	2,794	5,934	6,975
Total assets	$ 72,775,725	$ 73,028,901	$ 75,350,347

Liabilities and Stockholders' Equity
Deferred income taxes	$ 491,294	$ 737,676	$ 866,074
Other liabilities	7,138	7,731	8,510
	498,432	745,407	874,584
Stockholders' equity
Common stock	3,000,508	3,048,397	3,102,510
Additional paid-in capital	8,733,438	10,406,403	12,381,413
Retained earnings	58,975,278	56,569,913	57,076,461
Accumulated other comprehensive income	1,568,069	2,258,781	1,915,379
Total stockholders' equity	72,277,293	72,283,494	74,475,763
Total liabilities and stockholders' equity	$ 72,775,725	$ 73,028,901	$ 75,350,347

Statements of Income	Years Ended December 31,
	2009	2008	2007

Interest revenue	$ 29,179	$ 44,875	$ 35,222
Dividend revenue	63,457	74,894	70,479
Dividends from subsidiary	4,131,359	8,594,887	4,462,728
Equity in undistributed income of subsidiary	922,597	(2,597,703)	2,768,109
	5,146,592	6,116,953	7,336,538
Expenses
Occupancy	(3,921)	(1,415)	925
Other	34,904	52,551	33,026
	30,983	51,136	33,951

Income before income taxes	5,115,609	6,065,817	7,302,587
Income taxes	6,000	6,600	6,000
Net income	$ 5,109,609	$ 6,059,217	$ 7,296,587

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
 Notes to Consolidated Financial Statements

18. Parent Company Financial Information (Continued)
	Years Ended December 31,
Statements of Cash Flows	2009	2008	2007
Cash flows from operating activities
Interest and dividends received	$ 4,227,650	$ 8,715,697	$ 4,568,324
Rental payments and fees received	37,200	37,200	35,400
Cash paid for operating expenses	(41,092)	(58,400)	(38,887)
Income taxes paid	(9,038)	(10,163)	(10,353)
	4,214,720	8,684,334	4,554,484
Cash flows from investing activities
Certificates of deposit purchased, net of maturities	84,561	172,613	(496,616)
Proceeds from maturities of investments
held to maturity	-	-	250,000
Purchase of investments held to maturity	-	-	(33,750)
Purchase of equipment	-	(3,085)	-
	84,561	169,528	(280,366)
Cash flows from financing activities
Common shares repurchased	(1,720,854)	(2,029,123)	(1,783,165)
Dividends paid	(2,704,244)	(6,565,764)	(2,485,496)
	(4,425,098)	(8,594,887)	(4,268,661)

Net increase (decrease) in cash and cash equivalents	(125,817)	258,975	5,457
Cash and cash equivalents at beginning of year	302,052	43,077	37,620
Cash and cash equivalents at end of year	$ 176,235	$ 302,052	$ 43,077

Reconciliation of net income to net cash provided
by operating activities
Net income	$ 5,109,609	$ 6,059,217	$ 7,296,587
Adjustments to reconcile net income to net cash
used in operating activities
Undistributed net income of subsidiary	(922,597)	2,597,703	(2,768,109)
Premium amortization and discount accretion	-	-	875
Depreciation	27,091	29,936	30,464
Decrease (increase) in other assets	3,140	262	(2,554)
Increase (decrease) in
Deferred income taxes and other liabilities	(2,523)	(2,784)	(2,779)
	$ 4,214,720	$ 8,684,334	$ 4,554,484
Composition of cash and cash equivalents
Cash and due from banks	$ 26,125	$ 262,013	$ 24,416
Interest-bearing deposits, except for time deposits	150,110	40,039	18,661
	$ 176,235	$ 302,052	$ 43,077

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
 Notes to Consolidated Financial Statements

19. Quarterly Results of Operations (Unaudited)
	Three months ended
	December 31,	September 30,	June 30,	March 31,

2009
Interest and dividend revenue	$ 4,390,696	$ 4,437,310	$ 4,430,529	$ 4,643,658
Interest expense	564,844	602,423	649,903	725,468
Net interest income	3,825,852	3,834,887	3,780,626	3,918,190
Provision for loan losses	352,950	(132,550)	296,500	333,100
Net income	1,108,094	1,511,649	1,151,176	1,338,690
Comprehensive income	1,029,224	1,171,734	1,062,765	1,155,174
Earnings per share	$ 0.37	$ 0.50	$ 0.38	$ 0.44

2008
Interest and dividend revenue	$ 4,829,154	$ 5,016,573	$ 4,984,430	$ 5,170,486
Interest expense	926,709	930,549	993,761	1,171,235
Net interest income	3,902,445	4,086,024	3,990,669	3,999,251
Provision for loan losses	542,511	(1,478)	5,284	71,209
Net income	1,087,939	1,706,142	1,642,937	1,622,199
Comprehensive income	1,358,415	1,936,154	1,448,612	1,659,438
Earnings per share	$ 0.36	$ 0.56	$ 0.53	$ 0.52

2007
Interest and dividend revenue	$ 5,459,878	$ 5,641,225	$ 5,376,493	$ 5,206,566
Interest expense	1,254,843	1,233,383	1,132,670	1,030,944
Net interest income	4,205,035	4,407,842	4,243,823	4,175,622
Provision for loan losses	-	-	-	-
Net income	1,651,416	1,961,144	1,894,655	1,789,372
Comprehensive income	1,623,653	2,004,398	1,751,909	1,983,523
Earnings per share	$ 0.53	$ 0.63	$ 0.60	$ 0.57